SMALLCAP World Fund, Inc.
March 31, 2017
Because the electronic format for filing Form N-SAR does not provide adequate space for responding to
Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2,
complete answers are as follows:
Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period
Share Class	Total Income Dividends (000's omitted)
Class A	$62,231
Class B	$-
Class C	$-
Class F-1	$2,327
Class F-2	$14,539
Class F-3	$-
Total	$79,097
Class 529-A	$2,838
Class 529-B	$-
Class 529-C	$-
Class 529-E	$47
Class 529-F-1	$445
Class R-1	$-
Class R-2	$-
Class R-2E	$10
Class R-3	$614
Class R-4	$2,659
Class R-5	$2,157
Class R-5E	$61
Class R-6	$25,213
Total	$34,044
Item 73 A1 and 73A2
Distributions per share for which record date passed during the period
Share Class	Dividends from Net Investment Income
Class A	$0.1589
Class B	$-
Class C	$-
Class F-1	$0.1520
Class F-2	$0.2921
Class F-3	$-
Class 529-A	$0.1298
Class 529-B	$-
Class 529-C	$-
Class 529-E	$0.0406
Class 529-F-1	$0.2280
Class R-1	$-
Class R-2	$-
Class R-2E	$0.0672
Class R-3	$0.0363
Class R-4	$0.1681
Class R-5E	$0.3465
Class R-5	$0.2945
Class R-6	$0.3324
Item 74U1 and 74U2
Number of shares outstanding
Share Class	Shares Outstanding (000's omitted)
Class A	388,430
Class B	80
Class C	17,904
Class F-1	14,947
Class F-2	52,426
Class F-3	5,827
Total	479,614
Class 529-A	22,003
Class 529-B	7
Class 529-C	6,464
Class 529-E	1,131
Class 529-F-1	1,991
Class R-1	663
Class R-2	13,140
Class R-2E	211
Class R-3	16,294
Class R-4	15,776
Class R-5	7,350
Class R-5E	201
Class R-6	82,382
Total	167,613
Item 74V1 and 74V2
Net asset value per share (to nearest cent)
Share Class	Net Asset Value Per Share
Class A	$49.86
Class B	$45.08
Class C	$44.38
Class F-1	$49.33
Class F-2	$50.37
Class F-3	$49.89
Class 529-A	$49.34
Class 529-B	$45.46
Class 529-C	$45.19
Class 529-E	$48.10
Class 529-F-1	$49.80
Class R-1	$45.72
Class R-2	$45.74
Class R-2E	$49.66
Class R-3	$48.02
Class R-4	$49.48
Class R-5E	$49.76
Class R-5	$51.02
Class R-6	$50.49